EXHIBIT 6.21

INVESTMENT AGREEMENT

August 7, 2018

Alumina Partners (Ontario) Ltd.

c/o Brookfield Place

181 Bay Street, Suite 1800

Toronto, Ontario

M5J 2T9

Subscription for Units

Alumina Partners (Ontario) Ltd. (the “Investor”) proposes to purchase, and Chemesis International Inc. (the “Company” or the “Issuer”) proposes to sell, on a private placement basis completed in tranches (each a “Tranche”), over a twenty-four (24) month period commencing on the date hereof (the “Term”), Units (as defined below) of the Company comprised of common shares in the capital of the Company (each, a “Common Share”) and Warrants (as defined below). The maximum aggregate purchase price for the Units over the Term is Twenty- Five Million Dollars (CDN$25,000,000). The proposed issuance of Common Shares and Warrants in each Tranche is sometimes referred to herein as a unit (each a “Unit” and collectively, the “Units”) (collectively the above financing is referred to as the “Offering”). Each Unit issuable pursuant to this Investment Agreement shall be comprised of one (1) Common Share and one (1) Warrant.

Subject to the conditions set forth in this Agreement, the Investor agrees to subscribe for Tranches of Units with a value of up to CDN$1,000,000 (all dollar values shall be in CDN henceforth, unless explicitly provided otherwise) per Tranche over the Term of the Offering. The Issuer may request that the Investor subscribe for a subsequent Tranche of Units five (5) Trading Days (as defined below) following the issuance of the first Tranche (each a “Subsequent Tranche” and, collectively, the “Subsequent Tranches”) and five (5) Trading Days following the issuance of each Subsequent Tranche, subject to the conditions set forth in this Agreement and waiver by the Investor. Subject to the terms of his Agreement, the value face and timing of each Tranche shall be determined by the mutual agreement of the parties hereto.

The purchase price (“Purchase Price”) for each Unit purchased by the Investor in each Tranche shall be priced at a discount of between 15-25% to the “market price” (“Market Price”) of the Common Shares traded on the facilities of the Canadian Securities Exchange (the “Exchange”), or such lesser discount as dictated by Section 2.1 of Policy 6 of the Exchange. Specifically, the Market Price of the Common Shares for each Tranche shall be defined as the price per Common Share formally protected and reserved by the Company’s filing of a Notice of Proposed Issuance of Listed Securities on the Exchange’s Form 9 (“Form 9”) with the Exchange. The Tranche thus protected must be completed as soon as practicable following the filing of the applicable Form 9.

In addition, the Investor shall not be required to close a Tranche if the “closing price” of the Common Shares on the Exchange determined as of the close of trading on the Trading Day prior to the Closing Date is below the Market Price in the Form 9 corresponding to such Tranche, subject to Investor waiver.

Furthermore, in no event may the securities issuable to the Investor pursuant to a Tranche, when aggregated with the Common Shares and securities exercisable or convertible into Common Shares held by the Investor on the date of the closing of the particular Tranche, exceed 9.99% of the Company’s outstanding Common Shares on a partially diluted basis assuming exercise of the Warrants or any other convertible securities of the Issuer held by the Investor.

Warrants

At the closing of each Tranche, the Company shall issue to the Investor an amount of Common Share purchase warrants (each a “Warrant” and collectively, the “Warrants”) equal to the amount of Common Shares subscribed for by the Investor in connection with such Tranche. Each Warrant shall permit the Investor to acquire one Common Share for sixty months from the date of closing of the applicable Tranche. The Warrants may only be exercised beginning four (4) months and one (1) day following the date upon which such Warrants were issued. The exercise price of the Warrants (“Warrant Exercise Price”) for each Tranche shall be set at a 50% premium to the Market Price as determined in the corresponding Form 9 for such Tranche.

Tranches

All Tranches shall be initiated upon the receipt by the Investor of a written notice (“Draw-Down Notice”) in the form attached hereto as Schedule B no sooner than five (5) Trading Days following Closing of the previous Tranche.

Upon receipt of a Draw-Down Notice, but subject to the conditions of each Tranche being met in favour of the Investor, the Investor will, as soon as practicable, counter-sign the Draw-Down Notice and send it back to the Company confirming that it accepts such notice or will indicate to the Company that the Investor does not accept the Draw-Down Notice and, if so, provide reasons for such non-acceptance. If the Investor signs back the Draw-Down Notice (accepting its terms), the Company shall immediately file a Form 9 in order to establish the Market Price which will, in turn, determine the Purchase Price for the Common Shares (and the specific Warrant Exercise Price) to be purchased in the Tranche in question.

The Company shall provide the Investor and its counsel with a copy of the Form 9 filed with the Exchange and the conditional approval request made by the Company, if any, to the Exchange for each such Tranche.

In order for a Tranche to be initiated, the following conditions must be met:

1.	the Company shall not be subject to any cease trade orders in the Reporting Provinces;

2.	the Common Shares shall continue to be listed on the Exchange;

3.

the Company shall deliver on closing of any Tranche, a certificate confirming the accuracy of all representations and warranties contained in the Investment Agreement, as if such representations and warranties were provided as of the date of such Tranche;

4.	the Company shall not be in breach of any covenant owing to the Investor under the Investment Agreement; and

5.	no proceedings shall have been commenced for the liquidation, dissolution, bankruptcy, insolvency or winding-up of the Company or any substantial part of its business.

Documents Required for a Tranche

Assuming the conditions above in respect to a Tranche have been met as determined by the Investor, the parties agree to execute and/or provide the following documentation and deliverables:

1.	a duly executed Subscription Agreement (in the form of Schedule A attached) in respect to the applicable Tranche;

2.

a bring-down certificate of a senior officer of the Company attesting to the continued accuracy of all representations, warranties and covenants contained in the Investment Agreement, as if such representations, warranties and covenants were given as of the day funding of the applicable Tranche;

3.	a certificate of a senior officer of the Company attesting to the consolidated capitalization of the Company as of the date immediately preceding the Closing Date;

4.

on the Closing Date, the Company shall (a) cause AST Trust Company (Canada) (the “Transfer Agent”) to issue an original certificate representing the Common Shares underlying the Units purchased (“Share Certificate”) and (b) issue and deliver an original certificate to the Investor representing the Warrants underlying the Units purchased (“Warrant Certificate”);

5.

on the Closing Date, the Investor shall deliver same day funds to the Company, by wire transfer, bank draft or certified funds in Canadian Dollars against delivery of the Share Certificate and Warrant Certificate representing the Common Shares and Warrants, respectively, comprising the Units purchased in relation to the applicable Tranche;

6.	evidence of approval of the Exchange, if required, to the applicable Tranche; and

7.

for the first Tranche only, a certificate of the Transfer Agent as to its due appointment as registrar and transfer agent of the Common Shares and the number of issued and outstanding Common Shares as of the date immediately preceding the Closing Date.

Capitalized terms used but not defined above have the meanings ascribed to those terms in subsection 1(a) of this Agreement.

1. Definitions

(a) Where used in this Agreement, or in any amendment hereto, the following terms have the following meanings, respectively:

“affiliate” shall have the meaning ascribed to such term under Securities Laws;

“Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this investment agreement and not to any particular section, subsection, clause, subdivision or other portion hereof and include any and every instrument supplemental or ancillary hereto;

“Agreements and Instruments” has the meaning given to such terms in subsection 2(a)(x);

“Annual Financial Statements” means the audited consolidated financial statements of the Company as at and for the years ended June 30, 2017, together with the notes thereto and the Auditors’ report thereon;

“Anti-Money Laundering Laws” means money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority;

“Auditors” means D&H Group LLP, the auditors for the Company;

“Closing” means completion of a Tranche consisting of the issue and sale by the Company of Units purchased by the Investor pursuant to a Subscription Agreement;

“Closing Date” means the date for a Closing, as agreed to by the Company and the Investor, each acting reasonably;

“Closing Time” means 12:00 p.m. (Toronto time) on the Closing Date, or any other time on the Closing Date as may be agreed to by the Company and the Investor;

“Common Shares” means the common shares in the capital of the Company as constituted on the date hereof;

“Company” has the meaning given to such term in the first paragraph of this Agreement;

“Company’s Counsel” means Patrick E. Ogle, legal counsel for the Company;

“distribution” means “distribution” or “distribution to the public”, which terms have the meanings attributed thereto under the Securities Laws or any of them;

“Environmental Laws” means any applicable federal, provincial, state, municipal or local laws, by-laws, regulations, orders, policies, permits, licences, certificates or approvals having the force of law, domestic or foreign, relating to environmental, health or safety matters or hazardous or toxic substances or wastes, pollutants or contaminants;

“Exchange” means the Canadian Securities Exchange;

“Governmental Authority” means any government, parliament, legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or (without limitation to the foregoing) any other Law, regulation or rule-making entity (including, without limitation, any stock exchange, securities regulatory authority, central bank, fiscal or monetary authority or authority regulating banks), having jurisdiction in the relevant circumstances;

“Governmental Licenses” has the meaning given to such term in subsection 2(a)(xiv);

“Hazardous Materials” means any hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold which is prohibited, controlled or regulated under Environmental Laws;

“IFRS” means International Financial Reporting Standards adopted by the International Accounting Standards Board;

“Insider” means a director or officer of the Company;

“Intellectual Property” has the meaning given to such term in Section 2(a)(xxix);

“Investor” has the meaning given to such term in the first paragraph of this Agreement;

“Investor’s Counsel” means Aird & Berlis LLP, Canadian legal counsel for the Investor;

“Investor’s Legal Expenses” has the meaning given to such term in Section 11;

“Law” means any and all applicable laws, including all federal, provincial and local statutes, codes, ordinances, decrees, rules, treaties, regulations and municipal by-laws and all judicial, arbitral, administrative, ministerial, or regulatory judgments, orders, directives, decisions, rulings or awards of any Governmental Authority, all having the force of law, binding on or affecting the Person referred to in the context in which the term is used;

“Lien” means any mortgage, lien (statutory or otherwise), pledge, charge, security interest or encumbrance upon or with respect to any property of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement;

“Material Adverse Effect” means (i) the effect resulting from any event or change which is or would reasonably be expected to be materially adverse to the business, affairs, capital, condition (financial or otherwise), operations, management, assets, liabilities (contingent or otherwise) of the Company, taken as a whole, or which event or change would reasonably be expected to have a significant negative effect on the market price or value of the securities or the Common Shares or (ii) any fact, or change that would result in any document containing a misrepresentation;

“material change”, “material fact” and “misrepresentation” shall have the meanings ascribed to such terms under Securities Laws;

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions;

“NI 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations;

“NI 52-109” means National Instrument 52-109 – Certification of Disclosures in Company’s Annual and Interim Filings;

“Offering” has the meaning given to such term in the first paragraph of this Agreement;

“Operative Documents” means the Subscription Agreement in respect to a subscription for Units and each certificate representing the Common Shares and Warrants issued in connection with same;

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Public Disclosure Documents” means each of the Company’s: (i) listing statement dated July 16, 2018, as filed on July 17, 2018; (ii) management’s discussion and analysis of the financial condition and results of operations of the Company for the year ended June 30, 2017, as filed on October 31, 2017; (iii) management’s discussion and analysis of the financial condition and results of operations of the Company for the three month period ended September 30, 2017, as filed on November 29, 2017; (iv) management’s discussion and analysis of the financial condition and results of operations of the Company for the six month period ended December 31, 2017, as filed on February 23, 2018; (v) annual audited financial statements for the year ended June 30, 2017 and 2016, as filed on October 30, 2017; (vi) interim consolidated financial statements for the three months ended September 30, 2017 and 2016, as filed on November 29, 2017; (vii) interim consolidated financial statements for the six months ended December 31, 2017 and 2016, as filed on February 23, 2018; (vii) news releases dated August 18, 2017, September 5, 2017, September 27, 2017, November 29, 2017, December 13, 2017, February 18, 2018, February 20, 2018, February 22, 2018, June 7, 2018, July 17, 2018, July 26, 2018, July 27, 2018 and July 31, 2018; and “Public Disclosure Document” means any one of them. For greater certainty, Public Disclosure Documents will also include any other material change reports (excluding confidential material change reports, if any), annual information forms, interim consolidated financial statements of the Company (including the related management’s discussion and analysis), annual audited consolidated financial statements of the Company (including the auditors’ report thereon and the related management’s discussion and analysis), business acquisition reports and information circulars which are filed by the Company with the Securities Commissions or similar authorities in each of the Provinces of Canada after the date of this Agreement and prior to the termination of this Offering;

“Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company;

“Reporting Provinces” means British Columbia and Alberta;

“Securities Commissions” means the securities commissions or similar securities regulatory authorities in the Reporting Provinces;

“Securities Laws” means, collectively, all applicable securities laws in each of the Reporting Provinces and the respective rules and regulations made thereunder, together with applicable multilateral or national instruments, orders, rulings, policies, rules and other regulatory instruments issued or adopted (and published) by each of the Securities Commissions;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Subscription Agreements” means, collectively, the agreements to subscribe for Units between the Company and the Investor substantially in the form attached hereto as Schedule A; and “Subscription Agreement” means any one of them;

“Subsidiary” means the wholly-owned subsidiary of the Issuer, being: Bonhomie Labs Inc., a California corporation;

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

“to the knowledge of” or similar references, in respect of the Company, means to the knowledge of Aman Parmar after due enquiry, in his capacity of President of the Company;

“Trading Day” means any day except Saturdays, Sundays and statutory or civic holidays in the Province of Ontario;

“Unit” or “Units” has the meaning ascribed thereto on the face page hereof;

“Warrant” has the meaning ascribed thereto on the face page hereof;

“Warrant Share” means a Common Share issuable upon exercise of the Warrants.

(b) Unless otherwise indicated, all references to monetary amounts in this Agreement are to lawful money of Canada.

(c) Any reference in this Agreement to a schedule, section, paragraph, subsection, subparagraph, clause or subclause will refer to a schedule, section, paragraph, subsection, subparagraph, clause or subclause of this Agreement.

(d) The schedules hereto are incorporated into this Agreement by reference and are deemed to be a part hereof.

(e) Unless otherwise expressly provided in this Agreement, words importing the singular number include the plural and vice versa and words importing gender include all genders and the gender neutral.

2. Company Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to the Investor, as of the date hereof and as of the Closing Time, and acknowledges that the Investor is relying upon such representations and warranties in entering into this Agreement, and agrees with the Investor, as follows:

(i) Eligibility and Compliance with Registration Requirements. The Company (i) is a reporting issuer (within the meaning of Securities Laws) or the equivalent in the Reporting Provinces, and (ii) is not in default of any of the requirements of the Securities Laws of the Reporting Provinces. The Common Shares of the Company are listed for trading on the Exchange and the Company is not in default of any of the listing requirements of the Exchange applicable to the Company including, for avoidance of doubt, any requirement that shareholder approval be obtained for the Offering or the issuance of the Common Shares.

(ii) Company Financial Statements. The Public Disclosure Documents contain no untrue statement of a material fact as at the date thereof nor do they omit to state a material fact which, at the date thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made and were prepared in accordance with and comply with Securities Laws of the Reporting Provinces, and the Company is not in default of its filings under, nor has it failed to file or publish any document required to be filed or published under Securities Laws of the Reporting Provinces. The Annual Financial Statements are true and correct in every material respect and present fairly and accurately the financial position and results of the operations of the Company for the period then ended and such financial statements have been prepared in accordance with IFRS applied on a consistent basis.

(iii) Material Contracts. All contracts and agreements material to the Company other than those entered into in the ordinary course of its business as presently conducted (collectively the “Material Contracts”) have been disclosed in the Public Disclosure Documents and the Company has not approved, entered into any binding agreement in respect of, nor has any knowledge of, the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by the Company, whether by asset sale, transfer of shares or otherwise, that has not otherwise been disclosed. There are no amendments to the Material Contracts that have been, or are required to be, to the knowledge of the Company, or are proposed to be, made other than as have been disclosed in the Public Disclosure Documents.

(iv) Independent Accountants. At all relevant times the auditors who audited the Annual Financial Statements are and have been independent public accountants as required under Securities Laws and there has never been a reportable event (within the meaning of NI 51-102) between the Company and such auditors nor has there been any event which has led any of the Company's current auditors to threaten to resign as auditors.

(v) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Public Disclosure Documents, except as otherwise stated therein, there has not been any adverse material change of any kind whatsoever in the financial position or condition of the Company or any damage, loss or other change of any kind whatsoever in circumstances materially affecting its business, affairs, capital, prospects or assets, or the right or capacity of the Company to carry on its business, such business having been carried on in the ordinary course except as disclosed in the Public Disclosure Documents.

(vi) Good Standing of the Company. The Company has been formed and is existing under the laws of the Company’s jurisdiction of formation. No proceedings have been instituted or, to the knowledge of the Company, are pending for the dissolution or liquidation or winding-up of the Company. The Company has the corporate power and capacity to own the assets owned by it and to carry on the business carried on by it, and the Company holds all licences and permits that are required for carrying on its business in the manner in which such business has been carried on and is duly qualified to carry on business in all jurisdictions in which it carries on business. The Company conducted and is conducting its business in compliance in all material respects with all laws of each jurisdiction in which its business is carried on, is in compliance in all material respects with all terms and provisions of all contracts, agreements, indentures, leases, policies, instruments and licences that are material to the conduct of its business and all such contracts, agreements, indentures, leases, policies, instruments and licences are valid and binding in accordance with their terms and in full force and effect, and no material breach or default by the Company, or event which, with notice or lapse or both, could constitute a material breach or default by the Company exists with respect thereto.

(vii) Capitalization. As of the date hereof, the authorized capital of the Company consists of an unlimited number of common shares without par value of which 62,847,626 Common Shares were issued and outstanding as of the date hereof as fully paid and non-assessable shares in the capital of the Company. Other than as disclosed in the Public Disclosure Documents, no person, firm or corporation has any agreement, option, right or privilege, whether pre-emptive, contractual or otherwise, capable of becoming an agreement for the purchase, acquisition, subscription for or issuance of any of the unissued shares of the Company, or other securities convertible, exchangeable or exercisable for shares of the Company. There have been no material changes to the consolidated capitalization of the Company since the date of the most recent financial statements and management’s discussion and analysis forming part of the Public Disclosure Documents.

(viii) Shareholder Sales. The Company has no knowledge of any proposed or planned sale of Common Shares by any shareholder who owns, directly or indirectly, 10% or more of the outstanding common shares of the Company.

(ix) Authorization of the Company. The Company has all requisite corporate power and capacity to enter into this Agreement, and the other Operative Documents to which it is a party and to perform the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each other Operative Document to which it is a party has been duly authorized by all necessary corporate action of the Company, and this Agreement has been, and at the Closing Time the other Operative Documents to which the Company is a party will have been, duly executed and delivered by the Company and this Agreement is, and at the Closing Time the other Operative Documents to which the Company is a party will remain (or will, upon execution and delivery in accordance with the terms hereof, be) a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and except as limited by the application of equitable remedies which may be granted in the discretion of a court of competent jurisdiction and that enforcement of the rights to indemnity and contribution set out in this Agreement and the Operative Documents (as the case may be) as may be limited by applicable law.

(x) Absence of Defaults and Conflicts. Neither the Company nor any Subsidiary is in violation of its constating documents or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, license or other agreement or instrument to which the Company a party or by which it or any of them may be bound, or to which any of the property or assets of the Company  is subject (collectively, the “Agreements and Instruments”). The execution, delivery and performance of this Agreement and the Operative Documents and the consummation of the transactions contemplated herein and therein (including the authorization, issuance, sale and delivery of the Common Shares and Warrants) and compliance by the Company with its obligations hereunder, did not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event under, or result in the creation or imposition of any lien upon any property or assets of the Company pursuant to the Agreements and Instruments, nor will such action result in any violation or conflict with the provisions of the constating documents of the Company or any existing applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company of its assets, properties or operations, except for such violations or conflicts that would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(xi) Absence of Disputes. No material labour dispute with the employees of the Company or any Subsidiary currently exists or, to the knowledge of the Company, is imminent. The Company is not a party to any collective bargaining agreement and, to the knowledge of the Company, no action has been taken or is contemplated to organize any employees of the Company.

(xii) Absence of Proceedings. Other than as disclosed in the Public Disclosure Documents, there are no material actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding or, to the Company's knowledge, pending, threatened against or affecting the Company, or to the Company's knowledge, its directors or officers at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever and, to the Company's knowledge, there is no basis therefor.

(xiii) Other Reports and Information: Accuracy of Information. There are no reports or information that, in accordance with the requirements of the Securities Commissions or Securities Laws, must be made publicly available in connection with the Offering that have not been made publicly available as required; no material change reports or other documents have been filed on a confidential basis with the Securities Commissions that remain confidential as of the date hereof. There were and are no documents required to be filed with the Securities Commissions in connection with the Offering that were not or have not been filed as required, other than the filing of Form 45- 106F1 pursuant to NI 45-106 together in each case, with payment of applicable fees, where required by Securities Laws.

(xiv) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or Governmental Authority or agency or any other third party, including for certainty under the Agreements and Instruments were or are necessary or required for the performance by the Company or any Subsidiary of its obligations under any of the Operative Documents to which it is a party or the consummation of the transactions contemplated thereby, except such as have been already obtained or as may be required under applicable Securities Laws or pursuant to the rules and policies of the Exchange.

(xv) Possession of Licenses and Permits. The Company and each Subsidiary possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, provincial, municipal, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure to so possess would not, singly or in the aggregate, result in a Material Adverse Effect. The Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect. The Company has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would result in a Material Adverse Effect, and there are no facts or circumstances known to the Company, including without limitation facts or circumstances relating to the revocation, suspension, modification, withdrawal or termination of any Governmental Licenses held by others, that could lead to the revocation, suspension, modification, withdrawal or termination of any such Governmental Licenses, which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would result in a Material Adverse Effect. To the knowledge of the Company, no party granting any such Governmental Licenses is considering limiting, suspending, modifying, withdrawing, or revoking the same in any material respect.

(xvi) Title to Property. The Company has good title to its material assets, as disclosed in the Public Disclosure Documents, free and clear of all material liens, charges and encumbrances of any kind whatsoever except as disclosed in the Public Disclosure Documents. The Company has all licences, registrations, qualifications, permits, consents and authorizations necessary for the conduct of the business of the Company as currently conducted and as proposed to be conducted and all such licences, registrations, qualifications, permits, consents and authorizations are valid and subsisting and in good standing in all material respects.

(xvii) Environmental Laws. The Company has not been in material violation of, in connection with the ownership, use, maintenance or operation of its property and assets, any Environmental Laws. Without limiting the generality of the foregoing: (A) the Company has occupied its properties and has received, handled, used, stored, treated, shipped and disposed of all Hazardous Materials in compliance with all applicable Environmental Laws and has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses; and (B) there are no orders, rulings or directives issued against the Company and there are no orders, rulings or directives pending or threatened against the Company under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to any property or assets of the Company. No notice with respect to any of the matters referred to in this paragraph, including any alleged violations by the Company with respect thereto has been received by the Company and no writ, injunction, order or judgement is outstanding, and no legal proceeding under or pursuant to any Environmental Laws or relating to the ownership, use, maintenance or operation of the property and assets of the Company is in progress, threatened or, to the best of the Company's knowledge, pending, which would be expected to have a Material Adverse Effect on the Company and there are no grounds or conditions which exist, on or under any property now or previously owned, operated or leased by the Company, on which any such legal proceeding might be commenced with any reasonable likelihood of success or with the passage of time, or the giving of notice or both, would give rise.

(xviii) Accounting Controls. Except as disclosed in the Public Disclosure Documents, the Company maintains, and will maintain, at all times prior to the Closing Date a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference, (v) material information relating to the Company is made known to those responsible for the preparation of the financial statements during the period in which the financial statements have been prepared and that such material information is disclosed to the public within the time periods required by applicable laws, and (vi) all significant deficiencies and material weaknesses in the design or operation of such internal controls that could adversely affect the Company's ability to disclose to the public information required to be disclosed by them in accordance with applicable law and all fraud, whether or not material, that involves management or employees that have a significant role in the Company's internal controls have been disclosed to the audit committee of the Company. There has been no change in accounting policies or practices of the Company since June 30, 2015. The audit committee of the Company is comprised and operates in accordance with the requirements of National Instrument 52-110 - Audit Committees (“NI 52-110”).

(xix) Taxes, etc. All tax returns, reports, elections, remittances, filings, withholdings, taxes and payments of any kind required by applicable laws to have been filed or made by the Company, have been filed or made (as the case may be) and are substantially true, complete and correct. All taxes owing or otherwise required to be paid by the Company on or before the date hereof have been timely paid, and proper accruals (in accordance with applicable accounting standards) have been made in the Annual Financial Statements in respect of taxes not yet due or owing. The Company has been assessed for all applicable taxes to and including the year ended June 30, 2017 and has received all appropriate refunds, made adequate provision for taxes payable for all subsequent periods and the Company is not aware of any material contingent tax liability of the Company not adequately reflected in the Annual Financial Statements. No examination of any tax return of the Company or audit of any taxes is currently in progress and there are no material issues or disputes outstanding with any Governmental Authority respecting any taxes that have been paid, or may be payable by the Company. There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time for any assessment or reassessment or payment of taxes, or the filing of any tax returns, with respect to the Company. The Company has charged, collected and remitted on a timely basis all taxes, as required under any applicable law, on any sale, supply or delivery that it has made.

(xx) Minute Books and Corporate Records. The minute books and records of the Company contain copies of all material proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders, the directors and all committees of directors of the Company to the date of review of such corporate records and minute books and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of the Company to the date of this Agreement not reflected in such minute books and other records. All of the material transactions of the Company have been promptly and properly recorded or filed in or with its books or records and its minute book contains, in all material respects all of its material transactions, all records of the meetings and proceedings of its directors, shareholders and other committees.

(xxi) Directors, Officers and Employees. The directors, officers and key employees of the Company are as disclosed in the Public Disclosure Documents and the compensation arrangements with respect to the company's named executive officers are as disclosed in the Public Disclosure Documents and except as disclosed therein, there are no pensions, profit sharing, group insurance or similar plans or other deferred compensation plans of any kind whatsoever affecting the Company.

(xxii) Anti-Money Laundering. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court of Governmental Authority or any arbitrator non- Governmental Authority involving the Company with respect to the Anti-Money Laundering Laws is to the best knowledge of the Company pending or threatened.

(xxiii) Foreign Corruption. The Company nor any of its employees or agents have made any unlawful contribution or other payment to any official of, or candidate for, any federal, state, provincial or foreign office, or failed to disclose fully any contribution, in violation of any law, or made any payment to any foreign, Canadian, United States or provincial or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by applicable laws, in a manner that would reasonably be expected to have a Material Adverse Effect.

(xxiv) OFAC. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”); and the Company will not knowingly, directly or indirectly, use the proceeds of the Offering, or knowingly lend, contribute or otherwise make available such proceeds to any joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any United States sanctions administered by OFAC.

(xxv) Compliance with Laws. The Company nor any of its directors or officers are in breach of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever where non-compliance would have a Material Adverse Effect on the Company.

(xxvi) No Broker. Except as provided herein, there is no person, firm or corporation which has been engaged by the Company to act for the Company and which is entitled to any brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereunder

(xxvii) Non-Arm’s Length Transactions. Other than as disclosed in the Public Disclosure Documents, the Company is not indebted to any of its current or former directors or officers or any related parties of such current or former directors or officers, other than on account of directors’ fees, salaries, bonus and other employment or consulting compensation or expenses accrued but not paid, or to any of its shareholders. None of the officers and directors of the Company nor any of its shareholders is indebted or under any obligation to the Company, on any account whatsoever, other than for: (i) payment of salary, bonus and other employment or consulting compensation, (ii) reimbursement for expenses duly incurred in connection with the business of the Company, and (iii) for other standard employee benefits made generally available to all employees.

(xxviii) No Significant Acquisitions. There are no “significant acquisitions”, “significant dispositions” or “significant probable acquisitions” for which the Company is required, pursuant to Securities Laws of the Reporting Provinces to include additional financial disclosure in the Public Disclosure Documents.

(xxix) Patents, Copyrights, etc. The Company owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property”) necessary to enable it to conduct its business as now operated (and, as presently contemplated to be operated in the future); there is no claim or action by any person pertaining to, or proceeding pending, or to the Company’s knowledge threatened, which challenges the right of the Company with respect to any Intellectual Property necessary to enable it to conduct its business as now operated (and, as presently contemplated to be operated in the future); to the best of the Company’s knowledge, the Company’s current and intended products, services and processes do not infringe on any Intellectual Property or other rights held by any person; and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of their Intellectual Property.

(xxx) Consolidated Capitalization. Other than as disclosed in the Public Disclosure Documents, there have been no material changes to the consolidated capitalization of the Company since the date of the most recent financial statements and management’s discussion and analysis of the Company.

(xxxi) Indebtedness and Liabilities. Other than as disclosed in the Public Disclosure Documents, the Company has not guaranteed or agreed to guarantee any debt, liability or other obligation of any kind whatsoever of any person, firm or corporation whatsoever. There are no material liabilities of the Company, whether direct, indirect, absolute, contingent or otherwise which are not disclosed or reflected in the Public Disclosure Documents except those incurred in the ordinary course of its business.

(xxxii) Authorization of Securities. At the Closing Time, the Common Shares and Warrants, will have been duly authorized for issuance and sale to the Investor pursuant to the Subscription Agreements. The Warrant Shares when issued upon exercise of the Warrants forming part of the Units, will be duly allotted, validly issued and outstanding as fully paid and non-assessable, and will be free of all liens, charges, and encumbrances. The Common Shares are not subject to the pre-emptive rights of any shareholder of the Company and all corporate action required to be taken by the Company for the authorization, issuance, sale and delivery of the Common Shares, Warrants and Warrant Shares will have been validly taken at of the Closing Date.

(xxxiii) Consents. To the knowledge of the Company and based on the advice of counsel, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of any court or Governmental Authority or agency in Canada is necessary or required for the performance by the Company of its obligations hereunder, in connection with the Offering in the Reporting Provinces, or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained, or as may be required, under Securities Laws.

(xxxiv) Warrant Certificates. At the Closing Time, the certificates representing the Warrants will have been approved and adopted by the directors of the Company and will not conflict with any applicable laws or the rules of the Exchange or the articles of the Company.

(xxxv) Subscription Agreements. The representations and warranties of the Company in the Subscription Agreements are, or will on each Closing Date be, true and correct.

(xxxvi) Use of Proceeds. The proceeds from the issuance of the Units will be used for the expenses of this Offering and for general corporate purposes.

(xxxvii) Information. All information and documentation concerning the Company (including but not limited to the Material Contracts) that has been provided to the Investor at its request by the Company in connection with this Agreement is accurate and complete in all material respects and not misleading and does not omit to state any material fact.

(xxxviii) Officer’s Certificates. Any certificate signed by any officer of the Company delivered to the Investor or to Investor’s Counsel shall be deemed a representation and warranty by the Company to the Investor as to the matters covered thereby.

3. Investor Representations, Warranties and Covenants.

The Investor represents, warrants and covenants to and with the Company, and acknowledges that the Company is relying upon such representations, warranties and covenants in entering into this Agreement, as of the date hereof and as of the Closing Time, that:

(i) the Investor represents and warrants that neither the Investor itself nor any third party acting on Investor’s behalf in any capacity, neither domestically nor internationally, shall execute short sales (“sales to open”) in the Common Shares at any time, commencing with the execution of this Agreement and remaining in force until the end of the Term or its termination and retirement by the Company;

(ii) the Investor represents and warrants that no commission or finder’s fee will be paid by the Investor to any third party in connection with the Offering or any Tranche of Units issued pursuant thereto;

(iii) the Investor has been formed and is existing under the laws of the Investor’s jurisdiction of formation within Canada and has the corporate power to enter into and perform its obligations under this Agreement;

(iv) the execution and delivery of and performance by the Investor of this Agreement has been authorized by all necessary action on the part of the Investor; and

(v) this Agreement has been duly executed and delivered by the Investor and constitutes a legal, valid and binding agreement of the Investor, enforceable against such Investor in accordance with its terms.

4. Closing.

(a) Closing. The Closing will be completed at the Closing Time at the offices of Company’s Counsel in Reno, Nevada or at such other place and time as the Investor and the Company agree upon, each acting reasonably.

(b) Payment. At the Closing Time, and subject to the terms and conditions contained in this Agreement, the Company will issue and deliver to the Investor the Share Certificate and Warrant Certificate representing the Common Shares and Warrants, respectively, underlying the purchased Units against payment by the Investor of the subscription proceeds.

5. Covenants of the Company and Investor.

The Company covenants with the Investor as follows:

(a) Offering. The Company will use its commercially reasonable efforts to promptly do, make, execute, deliver or cause to be done, made, executed or delivered, all such acts, documents and things as the Investor may reasonably require (or which may be required pursuant to Securities Laws) from time to time for the purpose of giving effect to this Agreement and the other Operative Documents and take all such steps as may be reasonably within its power to implement the provisions of this Agreement and the other Operative Documents and the transactions contemplated hereunder and thereunder.

(b) Conditions. The Company will use its commercially reasonable efforts to fulfill or cause to be fulfilled, at or prior to the Closing Time, the conditions set out in Section 6 of this Agreement.

6. Conditions of Investor’s Obligations.

The obligations of the Investor hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 3 hereof or in certificates of any officer of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) Officer’s Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Public Disclosure Documents any Material Adverse Effect, and the Investor shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Time, to the effect that (i) there has been no such Material Adverse Effect, (ii) the representations and warranties in Section 2 hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company has complied with all agreements and satisfied all covenants and conditions on its part to be performed or satisfied at or prior to the Closing Time, and (iv) no order having the effect of ceasing or suspending the distribution of the Common Shares, the Warrant Shares or the trading of any other securities of the Company has been issued and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are threatened by any Securities Commission or other Governmental Authority.

(b) Delivery of Common Shares and Warrants. At the Closing of each Tranche of Units, the Investor shall have received a Share Certificate and Warrant Certificate representing the applicable Common Shares and Warrants.

(c) Subscription Agreements. At or prior to the Closing Time, the Subscription Agreement shall have been duly executed and delivered by the Company and the Investor party thereto, and each Subscription Agreement shall be in full force and effect.

(d) Termination. The Investor shall not have previously terminated, in accordance with the terms of this Agreement, its obligations pursuant to this Agreement.

(e) Additional Documents. At the Closing Time Investor’s Counsel shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Units as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained. All proceedings taken by the Company in connection with the issuance and sale of the Units as herein contemplated shall be satisfactory in form and substance to the Investor’s Counsel, acting reasonably.

7. Conditions of the Company’s Obligations.

The obligations of the Company hereunder are subject to the accuracy of the representations and warranties of the Investor contained in the applicable Subscription Agreement and Section 3 hereof and to the performance by the Investor of its covenants and other obligations hereunder, and to the following further conditions:

(a) Additional Documents. At the Closing Time, Company’s Counsel shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Common Shares and Warrants as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained. All proceedings taken by the Investor in connection with the issuance and sale of the Common Shares and Warrants as herein contemplated shall be satisfactory in form and substance to Company’s Counsel, acting reasonably.

(b) Subscription Agreements. At or prior to the Closing Time, the Subscription Agreement shall have been duly executed and delivered by the Investor and the Company, and each Subscription Agreement shall be in full force and effect.

8. Representations and Warranties to Survive.

All representations and warranties of the parties contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto shall survive for a period of two (2) years from the date of the last Closing of the Offering regardless of (i) any investigation made by or on behalf of the Investor or the Company, as applicable, or their respective affiliates or selling agents, any person controlling an Investor, their respective officers or directors, or any person controlling the Company, and (ii) delivery of and payment for the Common Shares.

9. Termination of Agreement.

Either party to this Agreement has the right to terminate this Agreement by providing ten (10) business days written notice to the other party of its intention to do so.

10. Entire Agreement.

This Agreement constitutes the entire agreement between the Company and the Investor in connection with the transactions described herein and supersedes all prior understandings, negotiations and discussions, whether oral or written, in relation to the transactions described herein.

11. Payment of Expenses.

Whether or not this Offering or the other transactions contemplated by this Agreement are completed, including, without limitation, in the event that the Investor terminates this Agreement pursuant to Section 9 hereof, the Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including all fees and expenses of Investor’ Counsel plus any applicable taxes thereon (collectively, the “Investor’s Legal Expenses”). The Investor’s legal expenses shall be capped at $8,000, exclusive of taxes and disbursements in respect to the execution of this Agreement and shall be capped at $5,000 exclusive of taxes and disbursements in respect to the closing for each Subsequent Tranche.

12. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Investor shall be directed to 181 Bay Street, Suite 1800, Toronto, Ontario, M5J 2T9.

13. Parties.

This Agreement shall inure to the benefit of and be binding upon the Investor and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Investor and the Company and their respective successors any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Investor and the Company and their respective successors and for the benefit of no other person, firm or corporation.

14. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

15. Time.

Time shall be of the essence of this Agreement. Except as otherwise set forth herein, specified times of day refer to Toronto time.

16. Counterparts.

This Agreement may be executed in any number of counterparts (including by PDF/email), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

17. Effect of Headings.

The Section headings herein are for convenience only and shall not affect the construction hereof.

[The remainder of this page is intentionally left blank]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Investor and the Company in accordance with its terms.

Yours very truly,

CHEMESIS INTERNATIONAL INC.

By:	/s/ Aman Parmar
Name:	Aman Parmar
Title:	President

The foregoing accurately reflects the terms of the transaction that we are to enter into and such terms are agreed to.

ACCEPTED as of this 7th day of August, 2018.

Yours very truly,

ALUMINA PARTNERS (ONTARIO) LTD.

By:	/s/ Adi Nahmani
Name:	Adi Nahmani
Title:	President

SCHEDULE A

Form of Subscription Agreement

(See attached)

SCHEDULE B

Form of Draw-Down Notice

To:	Alumina Partners (Ontario) Ltd. (the “Investor”)

Date:

Re:	Draw-Down Notice under Investment Agreement dated August 7, 2018 between the Investor and the undersigned (the “Investment Agreement”)

The undersigned hereby requests that the Investor complete the funding of $________ of Units as contemplated by the Investment Agreement.

Please confirm all conditions in your favour have been satisfied or waived in order to proceed to closing of such Tranche of Units – by signing the acknowledgement below.

Dated this__day of ______, 20__.

CHEMESIS INTERNATIONAL INC.

By:
Authorized Signing Officer

The undersigned, Alumina Partners (Ontario) Ltd., confirms confirm that all conditions have been met to its satisfaction and requests the Company proceed to (i) file a Form 9 to seek price protection; and (ii) thereafter, seek Canadian Securities Exchange approval for such proposed Tranche of Units in the amount of $________.

Dated this __day of ______, 20__.

ALUMINA PARTNERS (ONTARIO) LTD.

By:
Authorized Signing Officer